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                                                                    Exhibit 99.1

NEWS RELEASE DATED 09-20-2000

                                                     Contact:
                                                     Robert O. Bratton,
                                                     Chief Financial Officer
                                                     (704) 721-4473
                                                             or
                                                     Jan H. Hollar,
                                                     Director of Finance
                                                     (704) 721-4467


FOR IMMEDIATE RELEASE
September 20, 2000

                      FIRST CHARTER ANTICIPATES MODERATION
                                IN REVENUE GROWTH

CONCORD, NC - First Charter Corporation (NASDAQ: FCTR) announced today that it expects the growth in revenues and net earnings for the third quarter to moderate from projected estimates. While revenues and earnings in the third quarter will be higher than the same period in 1999, the pace of growth will be somewhat slower than expected by management. Rising interest rates and diminished economic growth have not only tempered loan growth, but also prompted an increase in the provision for loan losses. These changes have been mitigated by several non-recurring events. Based on these factors, third quarter earnings are expected to be in the range of $9.1 million to $9.6 million, or $.29 to $.31 per share. Management believes that fourth quarter results will be consistent with the third quarter. These changes are not expected to affect dividend payments.

"Although the rise in interest rates and the subsequent slowing of the economy are placing pressure on loan growth and net interest margin, we are confident in our ability to respond swiftly and appropriately to market conditions," said Lawrence M. Kimbrough, President and CEO. "The First Charter managers understand that their incentive compensation is tied directly to the performance of the company. When performance slows, incentive compensation automatically declines."

"While closely monitoring the effects of rising rates and the slowing economy on the financial performance of our customers, we are also continuing our emphasis on the fundamentals of growing core deposits, making sound credit decisions, offering a full range of investment and insurance choices, and focusing on the needs of our customers."

NET INTEREST MARGIN
Rising interest rates and the subsequent slowing of the economy are causing First Charter to experience a softening in loan demand, prompting management to re-evaluate the revenue forecast for the third quarter. Lower than anticipated interest income and rising cost of funds have resulted in net interest margin compression. During the six month period ending June 30,

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2000, loans grew at an annual rate of 12% while the third quarter annualized growth is projected to be slightly less than 5%. The net interest margin is projected to be approximately 4.00% for the quarter ended September 30, 2000, down from 4.30% for the three months ended June 30, 2000.

PROVISION FOR LOAN LOSS
Higher interest rates and slower economic growth have had an impact on the financial performance of some customers. During the third quarter, between $7 million to $9 million in loans will be moved to nonaccrual status, bringing total nonperforming loans (including loans 90 days past due and still accruing interest) to between $23 million to $25 million. Because it is our practice to make provisions to the allowance for loan losses to reflect current loan growth and net loan losses, the total provision for loan losses for the quarter will be approximately $2.2 million. The allowance for loan losses is anticipated to be approximately 1.32% of loans at September 30, 2000 versus 1.28% at June 30, 2000.

NONRECURRING ITEMS
Extraordinary Gains. First Charter holds an interest in certain venture capital fund limited partnerships. These limited partnerships are accounted for using the equity method of accounting, which requires these assets to be marked to market. It is anticipated that a gain of approximately $4.1 million will be recognized during the third quarter of 2000. This type of gain is not necessarily anticipated in future periods and could result in a loss if the market values of the underlying venture capital investments decline. In addition, First Charter anticipates recording a loss of $0.6 million in its equity portfolio of bank stocks, which reflects the general decline in bank stocks.

Real Estate Sales. As part of the integration of Carolina First BancShares, four duplicate branch facilities were sold during the third quarter, resulting in a net gain of $0.7 million.

Investment Portfolio. First Charter is restructuring the available-for-sale securities portfolio by selling $95 million of lower yielding bonds and reinvesting the proceeds from the sales into higher yielding bonds. Although the portfolio restructuring is expected to result in a one-time loss of approximately $2.8 million, First Charter expects it to increase ongoing earnings by approximately $1.5 million annually.

CAROLINA FIRST BANCSHARES MERGER SYNERGIES
First Charter acquired Carolina First BancShares in April 2000, and the conversion of the customers, systems and facilities was completed successfully in June. The retention of key customers continues to be high. First Charter is achieving the noninterest expense savings and service charge revenue enhancements projected for the acquisition.

OTHER EVENTS
Acquisition of First Union Financial Centers. As previously announced, First Charter has agreed to purchase four financial centers from First Union. Located in four cities in western North Carolina, these centers will add approximately $107 million in deposits and $12 million in loans. The acquisition is expected to close in mid-fourth quarter, and is expected to be accretive to earnings in 2001.

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Insurance Agency Acquisition. On September 14, 2000, First Charter acquired its sixth insurance agency, Business Insurer Services of Guilford County, Inc., located in Greensboro, NC. The transaction is expected to be accretive to earnings in 2001.

CONFERENCE CALL
First Charter executive management will be available via telephone to discuss the issues related to the contents of this press release on Thursday, September 21, 2000 at 11:00 a.m. To participate in this conference call, dial 888-404-8794 and use the conference code #7047214460.

CORPORATE PROFILE
First Charter Corporation is the holding company for First Charter National Bank, a regional financial services company with assets of $2.8 billion that operates 50 financial centers and 85 ATMs located in 14 counties throughout North Carolina. First Charter provides businesses and individuals with a broad range of financial services, including banking, comprehensive financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. Common stock for First Charter is traded under the symbol "FCTR" on The NASDAQ National Market.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.